EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ERF Wireless, Inc.

We consent to incorporation by reference in this Registration Statement of ERF Wireless, Inc., on Form S-8 to be filed with the Commission on or about June 21, 2010 of our Report of Independent Registered Public Accounting Firm dated March 29, 2010 covering the consolidated financial statements of ERF Wireless, Inc. for the years ended December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years then ended.

/s/LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP
Houston, Texas
June 21, 2010